EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Polypore International, Inc. 2006 Stock Option Plan and the Polypore International, Inc. 2007 Stock Incentive Plan of our report dated March 9, 2007, except for paragraph 2 of Note 19, as to which the date is June 25, 2007, with respect to the consolidated financial statements and schedule of Polypore International, Inc, included in its Form S-1, dated June 26, 2007 for the year ended December 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
July 23, 2007